Exhibit 12
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

                                                 Cytec Industries Inc.
                                   Computation of Ratio of Earnings to Fixed Charges
                                              (Dollar amounts in millions)

                                                                                                 Year ended December 31,
                                                                                                 -----------------------
                                                                                                  2007    2006    2005
                                                                                                 ------- ------- -------

Earnings from continuing operations before income taxes, equity in earnings of associated companies, minority interest and cumulative
 effect of accounting change                                                                     $282.5  $263.2  $37.2
Add:
 Distributed income of associated companies                                                         3.3     1.9    1.0
 Amortization of capitalized interest                                                               2.1     2.3    1.6
 Fixed charges                                                                                     51.9    64.1   91.3
Less:
 Capitalized interest                                                                              (1.9)   (1.7)  (2.8 )
 Minority interest                                                                                 (0.8)   (0.8)  (0.6 )
                                                                                                 ------- ------- -------

Earnings as adjusted                                                                             $337.1  $329.0  $127.7
                                                                                                 ======= ======= =======

Fixed charges:
 Interest on indebtedness including amortized premiums, discounts
     and deferred financing  costs                                                         (1)   $ 46.0  $ 58.9  $86.5
 Portion of rents representative of the interest factor                                             5.9     5.2    4.8
                                                                                                 ------- ------- -------

Fixed charges                                                                                    $ 51.9  $ 64.1  $91.3
                                                                                                 ======= ======= =======

Ratio of earnings to fixed charges                                                                  6.5     5.1    1.4
                                                                                                 ======= ======= =======

Note - 2006 and 2005 results were restated to show the effect of Financial Accounting Standards Board Staff Position No. AUG AIR-1, "Accounting for Planned Major Maintenance Activities" ("FSP AUG-AIR 1"), which we adopted retroactively on January 1, 2007.

(1) Interest on FIN 48 liabilities are not included as they are recognized as part of income tax expense.
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